                                                                     Exhibit 2.4









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                              INTELLECTUAL PROPERTY

                                LICENSE AGREEMENT




                             DATED FEBRUARY 25, 2003




       ==================================================================

                                TABLE OF CONTENTS

                                                                           PAGE
1.    DEFINITIONS......................................................      1
      1.1   Definitions from Asset Purchase Agreement..................      1
      1.2   Additional Definitions.....................................      1

2.    LICENSE BACK OF CERTAIN TRANSFERRED IP...........................      4
      2.1   Grant......................................................      4
      2.2   Authorized Contracts.......................................      5
      2.3   Limited Exclusivity........................................      5
      2.4   Assignment of Fast Patent License..........................      5
      2.5   Source Code................................................      6
      2.6   Named Portals..............................................      6

3.    DERIVATIVES AND RESERVATION OF RIGHTS............................      6
      3.1   Rights to Derivatives......................................      6
      3.2   Reservation of Rights......................................      6

4.    NON-EXCLUSIVE PATENT LICENSES....................................      7
      4.1   License From Fast..........................................      7

5.    TERM.............................................................      7
      5.1   Term.......................................................      7

6.    REPORTS AND DATA.................................................      7
      6.1   Provision of Reports.......................................      7
      6.2   Use of and Responsibility for Report Data..................      7

7.    WARRANTY DISCLAIMERS.............................................      8
      7.1   By Company.................................................      8
      7.2   By Fast....................................................      8

8.    MISCELLANEOUS PROVISIONS.........................................      8
      8.1   Relationship to Asset Purchase Agreement...................      8
      8.2   Notices....................................................      8
      8.3   Entire Agreement...........................................     10
      8.4   No Third Party Beneficiaries...............................     10

                                TABLE OF CONTENTS

                                   (Continued)

                                                                           PAGE
      8.5   Headings and Interpretation........................................10
      8.6   Bankruptcy.........................................................10
      8.7   Severability.......................................................10
      8.8   Governing Law......................................................10
      8.9   Consent to Jurisdiction............................................11
      8.10  Assignment and Transfers...........................................11
      8.11  Specific Performance...............................................11
      8.12  Exhibits and Schedules.............................................11
      8.13  Other Remedies.....................................................11
      8.14  Counterparts.......................................................12

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

      This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this "Agreement") is made and entered into as of February 25, 2003, by and between Overture Services, Inc., a Delaware corporation ("Company"), and Fast Search & Transfer ASA, an organization organized under the laws of Norway and the Seller Subsidiaries (as defined below) (together, "Fast"). Company and Fast may be referred to individually as a "Party" or collectively as "Parties".

                                    RECITALS

      A. Concurrently with the execution and delivery of this Agreement, the Parties are entering into an Asset Purchase Agreement (the "Asset Purchase Agreement"), under which Fast will transfer to Company, and Company will acquire, the Transferred Intellectual Property Rights and Transferred Technology, among other things.

      B. In connection with the Asset Purchase Agreement and the transfers and acquisitions under the Asset Purchase Agreement, effective as of the Closing Date, Company wishes to grant Fast a license to Transferred Technology under the Transferred Intellectual Property Rights, and Fast wishes to grant to Company a non-exclusive license under its retained Patent rights.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, the sufficiency and receipt of which the Parties hereby acknowledge, the Parties hereto agree as follows:

1.    DEFINITIONS

      1.1  Definitions from Asset Purchase Agreement.

      For the purpose of this Agreement the following capitalized terms used in this Agreement have the meanings set forth in the Asset Purchase Agreement:
Business, Closing Date, Patents, Person, Software, Seller Subsidiaries, Technology, Transferred IP, Transferred Patents, Transferred Intellectual Property Rights, and Transferred Technology.

      1.2  Additional Definitions.

            (a) "Assignment" or "Assignable" means, when used in connection with the assignment or assignability of this Agreement or any license hereunder, the direct or indirect assignment or assumption of this Agreement or a license hereunder, as the case may be, including as a result of, or in connection with a Change of Control.

            (b) "Authorized Contract" means the Development and License Agreement between Elsevier Science Inc. and Fast, dated November 7, 2000.

            (c) "Company Patent License" means the patent license granted by Fast to Company pursuant to Section 4.1.

            (d) "Change of Control" with respect to an entity means the occurrence of one or more of the following: (i) the acquisition by any Person (or related group of Persons), whether by tender or exchange offer made directly to the stockholders, open market purchases or any other transaction or series of transactions, of 50% or more of the capital stock entitled to elect the members of the Board of Directors or other analogous governing body of such entity; (ii) a merger or consolidation in which such entity is not the surviving entity, except for a transaction in which the securities of such entity immediately prior to consummation of such merger or consolidation are converted by means of such merger or consolidation into securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity; or
(iii) any reverse merger in which such entity is the surviving entity but in which the securities of such entity immediately prior to consummation of such reverse merger represent less than fifty percent (50%) of the total combined voting power of such entity's capital stock outstanding immediately after consummation of such merger; or (iv) any sale of all or substantially all of the assets of the entity to any Person (or related group of Persons).

            (e) "Derivatives" of Technology means derivative works (as defined in the United States Copyright Act) and other modifications, improvements, fixes, enhancements, and upgrades with respect to such Technology.

            (f) "Enterprise" means a business, academic or government entity such as a corporation, university or local government.

            (g) "Enterprise Search Field" means creating, using, selling or distributing to Enterprises Technology or products specifically designed and adapted to index and search data that either (a) reside behind an Enterprise's firewalls and are not publicly available via a published web site, or (b) are proprietary to the Enterprise and not publicly available, in each case only where the results of indexing or search are provided only to the Enterprise for its use. The Enterprise Search Field excludes, without limitation, the Web Search Field.

            (h) "Excluded Entity" means Autonomy Corporation plc., Verity, Inc., Oracle Corporation, or IBM Corporation.

            (i) "Existing Customer" means a customer of Fast under an Existing Contract.

            (j) "Existing Contract" means a written contract between Fast and a third party customer entered into prior to the date hereof and in effect as of the Closing Date and unmodified (with respect to rights related to the Remaining Modules) since the date hereof which contract includes a specific license to a Remaining Module.

            (k) "Fast Hosted Web Search Service" means a Web Search Service hosted and operated by Fast or by a third party, solely and exclusively for Fast's economic benefit.

            (l) "Fast Patents" means patents or applications for patents that, at any time prior to the first anniversary of the Closing Date, are either (i) owned by Fast or its Subsidiaries, or (ii) with respect to which Fast or its Subsidiaries has right to grant to Company a license of the scope granted
Section 4.1 without payment of material consideration to a third party (except for payments among Fast and its Subsidiaries, and payments to employees for inventions made by them while employed by Fast or its Subsidiaries), and that are related to the Business or Web Search Field. "Fast Patents" includes, but is not limited to (i) any Patent issuing from a patent application filed, or which would have been entitled to a filing or invention date, prior to the first anniversary of the Closing Date and (ii) the Patents listed in Schedule B hereto; provided, however, the Fast Patents do not include any Patents of Fast that are Transferred Patents.

            (m) "Fast Patent License" means the Patent License granted to Fast pursuant to Section 2.1(b) and as such license may be modified in accordance with Section 2.4 in the event of a Change of Control of Fast.

            (n) "Joint Development Agreement" means the joint development agreement to be entered into between the Parties hereto, on or prior to the Closing Date related to the joint development of "Fast Web Search 4.0" and which references this Agreement.

            (o) "Licensed Modules" means both the Overlap Modules and the Remaining Modules.

            (p) "Overlap Modules" means those modules of Software included in Transferred Technology that are included in or used in the Fast's products referred to as "FAST Web Search 3.4" and "Fast Data Search 3.1. or 3.2" and that are listed in Schedule A-2 hereto and Derivatives of the foregoing created by Fast in accordance the Joint Development Agreement.

            (q) "Licensed Products" means a Fast product or service that is outside of the field of, and not specifically designed or licensed for use in, the Web Search Field.

            (r) "Remaining Modules" means those modules of Software included in Transferred Technology that are included in or used in the Fast's products referred to as "FAST Web Search 3.4" and that are listed in Schedule A-1 hereto and Derivatives of the foregoing created by Fast in accordance with the Joint Development Agreement.

            (s) "Restricted Portals" means those entities listed on Schedule C.

            (t) "Subsidiary" means an entity controlled by one of the Parties, where "control" means ownership of 50% or more of the stock entitled to vote for the board of directors or other governing body of that entity.

            (u) "Web Search Service" a hosted search service on the world wide web specifically designed and adapted to either (A) index, locate or search data on computer servers not defined in advance of such search and where neither the data nor the servers are owned by or for the benefit of Person requesting or executing the search including a service that uses Technology to

"crawl" (or locate and index) data stored on computer servers connected to the world wide web or (B) return search results based on predefined criteria linked to information on the world wide web where neither the data nor the servers are owned by, or operated exclusively for the benefit of, the Person requesting or executing the search, and such search criteria are based, at least in part, on input from a Person having an ownership or other interest in such linked information on the world wide web, including without limitation, a "pay for performance" or "paid-inclusion" search service.

            (v) "Web Search Field" means creating, using, selling or distributing Technology or products specifically designed and adapted to either
(A) index, locate or search data on computer servers not defined in advance of such search and where neither the data nor the servers are owned by Person requesting or executing the search or (B) return search results based on predefined criteria linked to information on the world wide web where neither the data nor the servers are owned by, or operated exclusively for the benefit of, the Person requesting or executing the search, and such search criteria are based, at least in part, on input from a Person having an ownership or other interest in such linked information on the world wide web, including without limitation, a "pay for performance" or "paid-inclusion" search service. Except with respect to the use of the term "Web Search Field" in Section 2.1(b)(ii), the term "Web Search Field" shall include using Technology to "crawl" (or locate and index) data stored on computer servers connected to the world wide web. The Web Search Field includes, without limitation, any Web Search Service or software or hardware products designed, or adapted for, or licensed for use in, providing a Web Search Service.

2.    LICENSE BACK OF CERTAIN TRANSFERRED IP

      2.1  Grant.

            (a) Effective as of the Closing Date, and subject to the terms hereof, Company hereby grants Fast, only under such Intellectual Property Rights (other than Trademarks, Uniform Resource Locators and domain names and Patents) as Company may have acquired under the Asset Purchase Agreement:

                  (i) A fully-paid, royalty-free, irrevocable, perpetual, non transferable and personal (except as provided in Section 8.10), non-sublicensable, non-exclusive license to internally copy, use and create Derivatives of the Overlap Modules for the sole purpose of creating (x) Licensed Products, and (y) after the first anniversary of the Closing Date, a Fast Hosted Web Search Service.

                  (ii) After the first anniversary of the Closing Date, a fully-paid, royalty-free, irrevocable, perpetual, non-transferable and personal (except as provided in Section 8.10), non-sublicensable, non-exclusive license to use and operate a Fast Hosted Web Search Service.

                  (iii) A fully-paid, royalty-free, irrevocable, perpetual, non transferable and personal (except as provided in Section 8.10), license to copy and distribute the Overlap Modules and any Derivatives of the Overlap Modules created in accordance with 2.1(a)(i), in either object code or source code form, solely as an integral part of a Licensed Product; provided, however, under no circumstances may Fast, or shall Fast have a right or license to, distribute or license, directly or indirectly, the Overlap Modules (or any part thereof), in either source or object code form, to any third party as a product or service that is, is part of any product or service that is, is intended for, or is specifically designed for use, in the Web Search Field; provided however that the unintentional use by Fast of an insignificant part of an Overlap Module shall not be prohibited by the foregoing.

                  (iv) A fully-paid, royalty-free, irrevocable, perpetual, non-transferable and personal (except as provided in Section 8.10), non-sublicensable, non-exclusive license to (x) copy the Remaining Modules and to distribute such Remaining Modules in object code form only to an Existing Customer to the sole extent necessary to fulfill Fast's obligations to such Existing Customer under an Existing Contract, and (y) internally create improvements and fixes to the Remaining Modules for the sole purpose of distributing improvements or fixes, in object code form only, to an Existing Customer that has licensed the Remaining Modules to which such improvements or fixes are made pursuant to an Existing Contract; provided however, except as provided in Section 2.2, under no circumstances shall Fast have the right to license any third party, including any Existing Customer, to use or otherwise have any rights to or with respect to the use of, the Remaining Modules in the Web Search Field. Under no circumstance shall Fast disclose, license or distribute the source code for the Remaining Modules to any third party, including any Existing Customer.

            (b) Effective as of the Closing Date, and subject to the terms hereof, Company hereby grants Fast, only under rights in the Transferred Patents as Company may have acquired under the Asset Purchase Agreement, a fully-paid, royalty-free, irrevocable, perpetual, non-sublicensable, non-transferable and personal (except as provided in Section 2.4) non-exclusive license:

                  (i) to make, have made (to the extent permitted under Section 2.5(b)) use, import and sell the Licensed Products and operate a Fast Hosted Web Search Service to the extent permitted pursuant to the licenses set forth in
Section 2.1(a); and

                  (ii) to make, have made (to the extent permitted under Section 2.5(b)), use, import and sell Licensed Products.

      2.2   Authorized Contracts.

      Notwithstanding Section 2.3, Fast shall be permitted to exercise the licenses granted in Section 2.1 for the additional purpose of fulfilling any Authorized Contract entered into prior to the date hereof for the term of such contract then in effect.

      2.3   Limited Exclusivity.

      For one year following the Closing Date, the license granted under Section 2.1(a)(iii) above is exclusive (including as to Company) in the Enterprise Search Field; provided, however, that if Company acquires an entity (other than an Excluded Entity) or the assets of an entity (other than an

Excluded Entity) engaged in the Enterprise Search Field then license shall, upon such, acquisition no longer be exclusive as to Company or such acquired entity.

      2.4   Assignment of Fast Patent License.

      The Fast Patent License shall not be Assignable by Fast except that in the event of a Change of Control of Fast and provided Fast provides Company of written notice within 30 days of entering into a written agreement ("Agreement Date") for such Change of Control specifying the entity acquiring Fast in such Change of Control (the "Acquiring Entity"), the Fast Patent License shall survive only with respect to those products and services of Fast in existence as of the Agreement Date and updates and new versions of such product and services that are substantially based on the software constituting the products or services existing as of the Agreement Date but only if such products or services do not include any software of the Acquiring Entity. In no event shall the Fast Patent License extend to any products or services of the Acquiring Entity existing prior to the date of such acquisition.

      2.5   Source Code.

            (a) Notwithstanding the limitation on the licensing or distribution of source code set forth in Section 2.1(a)(iv), where required by a customer, Fast shall be permitted to place into escrow a copy of the source code for the Licensed Modules under an agreement that provides for the release of such source code to a Fast licensee in the event of Fast's bankruptcy and that is otherwise on the same terms that govern other material Fast software.

            (b) Notwithstanding the limitations set forth in Section 2.1(a)(i), Fast may provide a Licensed Product that includes Overlap Modules in source code form to a third party for the sole purpose of enabling such third party to develop such software provided that such developed software is not specifically designed for use in, or used in, or licensed for use in, the Web Search Field.

      2.6   Named Portals.

      Prior to the first anniversary of the Closing Date, Fast shall not offer to sell, or otherwise provide any of its products or services to any of the Restricted Portals except with the written consent of Company which consent is not to be unreasonably withheld.

3.    DERIVATIVES AND RESERVATION OF RIGHTS

      3.1   Rights to Derivatives.

      As between the Parties, Fast shall own all Derivatives created by or for Fast (or any of its affiliates) in accordance with this Agreement ("Fast Derivatives"); provided, however, Fast shall only have such rights to the works (including the Transferred Technology) from which such Derivatives are derived as are expressly granted herein and may only exercise its rights in the Fast

Derivatives in a manner consistent with the ownership of such underlying works by Company and the licenses granted in Section 2.1 hereunder. Company shall own all Transferred Technology and Licensed Modules, as well as any Derivatives created by or for Company (or any of its affiliates) ("Company Derivatives").

      3.2   Reservation of Rights.

      Except as expressly provided herein, no license or immunity is granted under this Agreement by either Party, either directly or by implication, estoppel or otherwise to any third parties acquiring items from either Party for the combination of such acquired items with other items (including items acquired from either Party hereto) or for the use of such combination.

4.    NON-EXCLUSIVE PATENT LICENSES

      4.1   License From Fast.

            (a) Fast hereby grants, and shall cause its Subsidiaries to grant, to Company and its current and future affiliates a non-exclusive, fully-paid, royalty-free, in all territories in which such Fast Patents exist, non-transferable (except as provided in Section 8.10), irrevocable, license under the Fast Patents, to make, have made, use, sell, offer for sale, import and otherwise exploit products or services, including products or services that include or rely on the Transferred Technology, in all fields other than the Enterprise Search Field, and to use Transferred Technology (or Company Derivatives of such Technology) in all fields other than the Enterprise Search Field. The foregoing license shall not be sublicenseable by Company to third parties except in connection with the transfer or licensing of the Transferred Technology (or Company Derivatives of such Transferred Technology) to a third party to whom such sublicense is granted.

            (b) Fast hereby grants, and shall cause its Subsidiaries to grant, to Company and its current and future affiliates a non-exclusive, fully-paid, royalty-free, in all territories in which such Fast Patents exist, irrevocable, non-sublicensable, license under the Fast Patents, to make, have made, use, sell, offer for sale, import and otherwise exploit the Transferred Technology including products or services that include or rely on or use Transferred Technology (or Company Derivatives of such Transferred Technology). The foregoing license shall not be transferable except as provided in Section 8.10, or in connection with the transfer of the Transferred Technology or Company Derivatives of such Transferred Technology.

5.    TERM

      5.1   Term.

            This Agreement is effective as of the Closing Date and continues in perpetuity thereafter. The term of all Patent licenses granted hereunder shall continue until the last to expire of the Patents so licensed, all other licenses granted under this Agreement are perpetual.


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
6.    REPORTS AND DATA

      6.1   Provision of Reports.

      For a period of one year from the Closing Date, to the extent Company has a right to do so, and subject to applicable legal requirements and obligations to third parties, Company shall provide to Fast, on a monthly basis, reports that include the following information: (a) query logs from "alltheweb.com;" and
(b) information about "link cardinality" (i.e., a web graph, or how many pages link to a particular page and to how many pages that particular page links). Any or all of the data included in the foregoing reports are "Report Data". In exchange for the Report Data, Fast shall pay Company an amount equal to Company's cost for providing the reports that include Report Data, within thirty
(30) days after the date of Company's invoice. This provision and the rights granted to Fast hereunder shall terminate upon a Change of Control of Fast.

      6.2   Use of and Responsibility for Report Data.

      The Report Data provided to Fast are Company's Confidential Information, and are subject to the provisions of the Asset Purchase Agreement governing Confidential Information. Fast may use Report Data only for its own internal purposes, and may not provide or disclose such Report Data to any third party. Fast is solely responsible for its use of the Report Data information, and will indemnify, defend and hold Company harmless for any liabilities, damages, losses, and costs arising out of or related to Fast's use or disclosure of Report Data (or any portion thereof). ALL REPORT DATA ARE PROVIDED AS IS AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER. COMPANY HEREBY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES WITH RESPECT TO THE REPORT DATA.

7.    WARRANTY DISCLAIMERS

      7.1   By Company.

      COMPANY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE TRANSFERRED TECHNOLOGY, TRANSFERRED PATENTS, LICENSED MODULES OR OTHERWISE. COMPANY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS MAY BE PROVIDED IN THE ASSET PURCHASE AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, ARISING IN CONNECTION WITH THIS AGREEMENT.

      7.2   By Fast.

      FAST MAKES NO WARRANTIES EXPRESS, IMPLIED OR STATUTORY UNDER THIS AGREEMENT WITH RESPECT TO THE LICENSES GRANTED BY IT HEREUNDER, AND FAST HEREBY DISCLAIMS ALL SUCH WARRANTIES, EXPRESS, IMPLIED OR

STATUTORY INCLUDING WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE; PROVIDED, HOWEVER, THAT THE FOREGOING DISCLAIMER SHALL NOT APPLY TO ANY WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE SET FORTH IN, OR UNDER, THE ASSET PURCHASE AGREEMENT.

8.    MISCELLANEOUS PROVISIONS

      8.1   Relationship to Asset Purchase Agreement.

      This Agreement will be interpreted in connection with the Asset Purchase Agreement, and is part of the same series of transactions as that Asset Purchase Agreement. If there is a conflict between the terms of this Agreement and the terms of the Asset Purchase Agreement, then this Agreement controls but only with respect to that conflicting item.

      8.2   Notices.

      Notices will be deemed given if delivered personally or by pre-paid overnight or same-day commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

            (a)   If to Company, to:

                  Overture Services, Inc.
                  74 North Pasadena Avenue, 3rd Floor
                  Pasadena, CA 91103
                  Attn: President and Chief Executive Officer
                  Fax:  (626) 685 5601

            with a copy to (which shall not constitute notice):

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA  94304
                  Attn:  Selwyn B. Goldberg, Esq.
                  Fax:  (650) 493-6811

            (b)   if to Fast, to:

                  Fast Search & Transfer ASA
                  Wellesley Gateway
                  93 Worcester Street
                  Wellesley, MA 02481
                  Attn: Howard Novick, Esq.


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
                  Fax: (781) 304-2410

                  with a copy to (which shall not constitute notice):

                  Lucash, Gesmer & Updegrove, LLP
                  40 Broad Street
                  Boston, MA 02109
                  Attn: William Contente, Esq.

                  Fax: (617) 350-6878

      All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 8.2, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon facsimile confirmation, and
(c) if delivered by messenger or courier to the address as provided in this Section, be deemed given on the earlier of the first business day following the date sent by such messenger or courier upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 8.2). A Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties hereto.

      8.3  Entire Agreement.

      This Agreement, the Exhibits and Schedules hereto, the Ancillary Agreements (as defined in the Asset Purchase Agreement) and the documents and instruments and other agreements among the Parties constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

      8.4   No Third Party Beneficiaries.

      This Agreement is solely for the benefit of the Parties hereunder and their respective successors and permitted assigns. This Agreement does not confer upon or give to any other third party any remedy, claim, right to reimbursement, cause of action or other right, unless expressly provided for in this Agreement.

      8.5   Headings and Interpretation.

      The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way effect this Agreement.

      8.6   Bankruptcy.


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
      All rights and licenses granted to Party (in such capacity and for the purposes of this Section 8.6 only a "Licensee") pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. 101, et seq., licenses to rights of "intellectual property" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if the Party granting such license (in such capacity and for the purposes of this Section only a "Licensor") is under any proceeding under the United States Bankruptcy Code, and the trustee in bankruptcy of Licensor, or Licensor, as a debtor in possession, rightfully elects to reject this Agreement, Licensee may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of the rights grated to it hereunder, to the maximum extent permitted by law, otherwise subject to the terms of this Agreement. Any purported assumption of this Agreement or of any license granted hereunder by the trustee in bankruptcy of Licensee, or Licensee, as a debtor in possession shall be considered a prohibited Assignment of this Agreement or of any license to Licensee, as the case may be. If Fast is in bankruptcy, or the equivalent status, under the laws of Norway, and the United States Bankruptcy Code does not apply to Fast, the Parties wish the same results and consequences that are set forth herein with respect to the United States Bankruptcy Code to apply to the maximum extent permitted under the laws of Norway.

      8.7   Severability.

      In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.8   Governing Law.

      This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof.

      8.9   Consent to Jurisdiction.

      Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any California state court, or federal court of the United States of America, sitting in Los Angeles County, California, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California state court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California state or federal court, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such California state or federal court. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party to this Agreement irrevocably consents to service of process in the manner provided for notices herein. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by law. Fast hereby appoints Howard Novick, as corporate counsel (or his successor), Fast Search & Transfer, Inc., 93 Worchester Street, Wellesley, MA 02481, tel: (781) 304 2400, fax: (781) 304 2410 as its agent for service of process in connection with any dispute or action arising hereunder.

      8.10  Assignment and Transfers.

      Except as otherwise expressly provided herein, neither Party may assign or delegate either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except in connection with a Change of Control of a Party. Notwithstanding the foregoing, in the case of Fast an Assignment of the Fast Patent License is subject to the limitations set forth in Section 2.4. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

      8.11  Specific Performance.

      The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.12  Exhibits and Schedules.

      The Exhibits and Schedules to this Agreement, including the Disclosure Schedule, form an integral part of this Agreement and are hereby incorporated by reference into this Agreement wherever reference is made to them to the same extent as if they were set out in full.

      8.13  Other Remedies.

      Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

      8.14  Counterparts.

      This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

                  [Remainder of page left intentionally blank]

      IN WITNESS WHEREOF, each of the Parties have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, the day and year first above written.

FAST SEARCH & TRANSFER ASA               OVERTURE SERVICES, INC.



By: /s/ John M. Lervik______________     By: /s/ Ted Meisel____________________

Print Name:  John M. Lervik_________     Print Name:  Ted Meisel_______________

Its: CEO____________________________     Its: CEO______________________________

Date:  February 25,  2003___________      Date: February 25, 2003______________

                                  SCHEDULE A-1:

                                REMAINING MODULES

                                 SCHEDULE A-2:

                                 OVERLAP MODULES

                                   SCHEDULE B

                                  FAST PATENTS

                                   SCHEDULE C:

                               RESTRICTED PORTALS